Exhibit 10.14

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 EMPLOYMENT AGREEMENT EMPLOYMENT AGREEMENT, dated as of , 2019 (this "Agreement"), by and between Convey Health Solutions, Inc., a Delaware corporation (the "Company"), Atjun Aggarwal (the "Executive") and Convey Health Parent, Inc., a Delaware corporation ("Parent") (each of the Executive, the Company and Parent, a "Party," and collectively, the "Parties"). WHEREAS, in connection with the closing and consummation of the transactions contemplated by that certain Agreement and Plan of Merger entered into by and among (i) Parent, (ii) Cannes Parent, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent, (iii) Cannes Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent, (iv) the Company, (v) New Mountain Partners IV, L.P., and certain other parties, dated as of June 19, 2019 (the "Merger Agreement"), the Company desires to enter into this Agreement with the Executive effective upon the consummation and closing of the transactions contemplated by the Merger Agreement (the "Effective Date"); WHEREAS, the Company desires to continue to employ the Executive as Managing Partner of HealthScape Advisors, LLC, and wishes to acquire and be assured of the Executive's services commencing as of and after the Effective Date on the terms and conditions hereinafter set forth; and WHEREAS, the Executive desires to continue to be employed by the Company as Managing Partner of HealthScape Advisors, LLC and to perform and to serve the Company and its affiliates on the terms and conditions hereinafter set forth. NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows: Section I. Employment. I.I. Term. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date and ending on the date that the employment of the Executive is terminated by either Party in accordance with Section 3 of this Agreement. The Executive's period of employment pursuant to this Agreement shall hereinafter be referred to as the "Employment Period." 1.2. Duties. During the Employment Period, the Executive shall serve as Managing Partner ofHealthScape Advisors, LLC and such affiliates of the Company as may be determined by the Company from time to time and shall report directly to the Chief Executive Officer of the Company. In the Executive's position as Managing Partner of HealthScape Advisors, LLC, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the Chief Executive Officer or his or her designee. 1.3. Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and its affiliates, shall faithfully serve the Company and its affiliates, and shall conform

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 to and comply with the lawful and reasonable directions and instructions given to the Executive by the Chief Executive Officer, consistent with Section I .2 hereof. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and its affiliates and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may serve any civic, charitable, educational or professional organization so long as any such activities do not (X) violate the terms of this Agreement (including Section 4) or (Y) interfere with the Executive's duties and responsibilities to the Company and its affiliates. Compensation. Section 2. 2.1. Salary. As compensation for the performance of the Executive's services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $750,000, payable in accordance with the Company's standard payroll policies (the "Base Salary"). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the boat·d of directors of the Company or board of directors of Parent (collectively, the "Board") (or a committee thereof), as recommended by the Chief Executive Officer, in its discretion. 2.2. Annual Bonus. Beginning in 2019, for each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus") to be based upon Company performance and other criteria for each such calendar year as determined by the Board. The Executive's target Annual Bonus opportunity for each such calendar year that ends during the Employment Period shall equal 20% of the Base Salary (the "Target Annual Bonus Opportunity"). The amount of the Annual Bonus actually paid will be determined by the Board in its sole discretion, and will depend on the extent to which both Company and individual performance goals, set annually by the Board, are achieved or exceeded. The Annual Bonus shall be paid in the year following the year in which it is earned, by no later than March 3 I of such following year. 2.3. Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as provided to other senior executives of the Company but not less favorable (on a benefit-by-benefit basis) than the benefit plans and programs that were provided to the Executive immediately prior to the Effective Date. 2.4. Vacation. During the Employment Period, the Executive shall be entitled to 6 weeks' vacation per calendar year, to be taken and/or carried over in accordance with the Company's vacation policy. The number of vacation days shall be pro-rated in the Executive's last calendar year of employment. 2.5. Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time. 2

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 2.6. Section 409A. Notwithstanding anything herein to the contrary, except to the extent any expense or reimbursement described in this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder ("Section 409A"), any expense or reimbursement described in this Agreement shall meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to the Executive dming any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. Section 3. Employment Termination. 3.1. Termination of Employment. The Company may terminate the Executive's employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 15 days' written notice to the other Party (the date on which the Executive's employment terminates for any reason is herein referred to as the "Termination Date"). Upon the termination of the Executive's employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the Termination Date, (b) payment of the earned but unpaid Annual Bonus for the calendar year completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (c) unused vacation days (consistent with Section 2.4 hereof) paid out at the per-business-day Base Salary rate, (d) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (e) any unreimbursed expenses in accordance with Section 2.5 and Section 2.6 hereof (collectively, the "Accrued Amounts"); provided, however, that if the Executive's employment hereunder is terminated (X) by the Company for Cause or (Y) by the Executive voluntarily without Good Reason and not for death or Disability, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior calendar year, but not yet paid, shall be forfeited. 3.2. Certain Terminations. (a) Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive's employment is terminated (X) by the Company other than for Cause, death or Disability or (Y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to: (i) a payment equal to 12 months of Base Salary at the rate in effect immediately prior to the Termination Date (the "Severance Amount"), and (ii) to the extent permitted pursuant to the applicable plans, and provided the Executive timely elects COBRA continuation coverage, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for 12 months following the Termination Date or, if earlier, until the Executive becomes eligible for medical benefits from 3

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 a subsequent employer ("Medical Benefit Continuation" and, together with the Severance Amount, the "Severance Benefits"). (b) Conditions to and Timing of Severance Benefits. The Company's obligations to pay the Severance Benefits described in Section 3.2(a) above shall be conditioned upon the Executive's continued compliance with his obligations under Section 4 of this Agreement, and shall be conditioned on the Executive signing and delivering to the Company a timely and effective general release and waiver of claims substantially in the form attached hereto as Exhibit A (the "Release"). The Release must become effective, if at all, by the forty-fifth (45th) calendar day following the date the Executive's employment is terminated. Any Severance Benefits to which the Executive is entitled will be paid in equal installments in accordance with the Company's normal payroll practices, with such payments to commence on the first payroll date immediately following the date on which the Release has become irrevocable; provided that, if the forty-five (45)-day Release period spans two calendar years, payment of the Severance Benefits shall commence on the first payroll date of the second calendar year. (c) Medical Benefit Continuation. If the Executive is not permitted to continue participation in the Company's medical insurance plan pursuant to the terms of such plan or pursuant to a determination by the Company's insurance providers or such continued participation in any plan would result in the imposition of an excise tax on the Company pursuant to Section 4980D of the Intemal Revenue Code of 1986, as amended (the "Code"), the Company shall use reasonable efforts to obtain individual insurance policies providing medical benefits to the Executive during the Medical Benefits Continuation period, but shall be required to pay for such policies only an amount equal to the amount the Company would have paid had the Executive continued participation in the Company's medical plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly during the Medical Benefit Continuation period an amount equal to the amount the Company would have paid had the Executive continued participation in the Company's medical plan. (d) Definitions. For purposes of Section 3, the following terms have the following meanings: (I) "Cause" shall mean the Executive's having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Company's Board of Directors within 30 days after the Executive receives from the Chief Executive Officer written notice of such willful misconduct or gross negligence; (B) willful material failure or refusal to perform reasonably assigned duties by the Chief Executive Officer, which is not cured to the reasonable satisfaction of the Company's Board of Directors within 30 days after the Executive receives from the Chief Executive Officer written notice of such failure or refusal; (C) any indictment of, conviction of, or plea of guilty or nolo contendere to, (I) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive's duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial 4

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Company's Board of Directors within 30 days after the Executive receives from the Company written notice of such failure. If the Company terminates the Executive's employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment. No act or omission to act shall be "willful" if conducted in good faith or with a reasonable belief that such conduct was in the best interests of the Company. (2) "Disability" shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive's inability, due to physical or mental illness, to perform the essential functions of the Executive's job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period. (3) "Good Reason" shall mean one of the following has occurred without Executive's consent: (A) a material breach by the Company of any of provision of this Agreement; (B) any reduction in the Executive's Base Salary or Target Annual Bonus Opportunity; (C) any relocation of the Executive's then-principal work location to a location that increases Executive's daily commute by more than fifty (50) miles. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 90 days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cme, a termination of employment by the Executive fat· Good Reason shall be effective on the day following the expiration of such cure period. (e) Section 409A. If the Executive is a "specified employee" for purposes of Section 409A, to the extent the Severance Benefits required to be made pursuant to Section 3.2 hereof constitutes "non-qualified deferred compensation" for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive's death, with any delayed amounts being paid in a lump-sum on such date and any remaining payments being made in the normal comse. For purposes of this Agreement, the terms "terminate," "terminated" and "termination" mean a termination of the Executive's employment that constitutes a "separation from service" within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. 3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive's employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment. 3.4. Resignation from All Positions. Upon the termination of the Executive's employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committees thereof) of the Company and its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing. 5

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 3.5. Cooperation. Following the termination of the Executive's employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Chief Executive Officer and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive's services to the Company and its affiliates. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights. Section 4. 4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual propetty, business and marketing plans, strategies, customer information, software, other information conceming the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the "Confidential Information"). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive's violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive's employment with the Company and thereafter, except as the Executive reasonably determines is required to discharge his responsibilities hereunder, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a govemment or political subdivision or an agency or instrumentality thereof(each a "Person") without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive's employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive's employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession. Notwithstanding the foregoing, nothing in this Agreement limits, restricts or in any other way affects the Executive's communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity that do not constitute attorney-client privileged information of the Company or its affiliates. In addition, the Executive acknowledges that he has received notice of the immunity from liability to which he is entitled for the disclosure of confidential information or a trade secret to the 6

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 government or in a court filing as provided by Federal law, as set forth in Exhibit B to this Employment Agreement. 4.2. Non-Competition. By and in consideration of the Company entering into this Agreement, and in further consideration of the Executive's exposure to the Confidential Information and eligibility to receive and/or receipt of the cash incentive opportunity described in Section 2.2, the Executive agrees that the Executive shall not, during the Employment Period and for a period of 12 months after the Executive's termination of employment for any reason (the "Restriction Period"), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (X) ownership by the Executive of two percent or less of the outstanding securities of any class of equity of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, (Y) being employed by an entity, standing alone, be prohibited by this Section 4.2, so long as the entity has more than one discrete and readily distinguishable part of its business and the Executive's duties are not at or involving the part of the entity's business that is actively engaged in a Restricted Enterprise, or (Z) being employed by or providing services to a private equity firm or fund or other investor group who may own or seek to acquire one or more pottfolio companies that would constitute a Restricted Enterprise, standing alone, be prohibited by this Section 4.2, provided, that, for purposes of this subclause (Z), the Executive is not directly involved, in any capacity, with any portfolio company (or the acquisition thereof) that would constitute a Restricted Enterprise. For purposes of this paragraph, "Restricted Enterprise" shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business which is in competition with a business of the Company, Parent or any of their subsidiaries, which (i) is in the business of providing software products or consulting services to government programs, health plans (including specialty health organizations such as dental, behavioral and vision clients), or provider organizations ("Restricted Business Customers"), including where software products or consulting services are concerned providing Restricted Business Customers assistance operationally and/or strategically in the areas of compliance, sales, operations, marketing, clinical, pharmacy, quality, risk adjustment, provider networking, business intelligence I analytics, provider communications, clinical data exchange, data integrity and payment I premium integrity, (ii) is in the business of providing technology and services for health plans supporting plan administration and supplemental benefits, or (iii) is any other business commenced by the Company after the date hereof and on or prior to the Termination Date, that the Company is providing in any country or territory in which the Company, Parent or any of their subsidiaries markets any of its services or products, or, as of the Termination Date, has substantially commenced plans to begin marketing any of its services or products in such country or territory. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive's then-current employment status. 4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly hire, contact, induce or solicit (or assist any Person to hire, contact, induce or solicit) for employment any person who is, or within 12 months prior to 7

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 the date of such hiring, contacting, inducing or solicitation was, an employee of the Company, Parent or any of their subsidiaries. 4.4. Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company, Parent and their subsidiaries), the Executive shall not individually, or at his direction or supervision of others, induce or solicit (or assist any Person to induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company, Parent or their subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company, Parent or their subsidiaries and any of its or their customers or clients so as to cause harm to the Company, Parent or their subsidiaries. 4.5. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof. 4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works (collectively, "Inventions"), initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive's employment with the Company and related to the business or activities of the Company and its affiliates (the "Developments"). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive's employer. Whenever t·equested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive's employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive's employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive's signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney in fact to act for and on the Executive's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive. Notwithstanding the foregoing, Developments do not include any Invention that qualifies fully 8

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 under the provisions oflllinois Compiled Statutes Chapter 765, Section 1060/2, the terms of which are set forth in Exhibit C to this Agreement. 4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law and except as provided by the last two sentences in Section 4.1, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive's immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Any time after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply. 4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to retum any portion of the Severance Benefits paid by the Company to the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive's access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set fmih in this Section4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Benefits that the Company has paid to the Executive. Section 5. Representations. The Executive represents and warrants that (a) the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (b) the Executive is not otherwise unable to enter into and fully perform his obligations under this Agreement. In the event of a breach of any representation in this Section 5, the Company may terminate this Agreement and the Executive's employment with the Company without any liability to the Executive and the Executive shall indemnify the Company for any liability it may incur as a result of any such breach. Section 6. Non-Disparagement.From and after the Effective Date and following termination of the Executive's employment with the Company, (i) the Executive agrees not to, directly or indirectly, make any statement or other remark, whether written or oral, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, managers, members, partners, or stockholders, and (ii) the Company agrees that none of the Company, Parent or their subsidiaries 9

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 (through any public statement) nor any of their senior officers or directors shall, directly or indirectly, make any statement or other remark, whether written or oral, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ·ridicules, disparages, or is otherwise derogatory of the Executive. Notwithstanding the foregoing, nothing herein shall prevent either the Executive or any of the Company's directors and senior executives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements. Section 7. Taxes; Clawbacks. 7.1. Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder. 7.2. Clawbacks. If any law, rule or regulation applicable to the Company or its affiliates (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Company or its affiliates has been listed), or any policy of the Company or its affiliates reasonably designed to comply therewith, requires the forfeiture or recoupment of any amount paid or payable to the Executive hereunder (or under any other agreement between the Executive and the Company or its affiliates or under any plan in which the Executive participates), the Executive hereby consents to such forfeiture or recoupment, in each case in the time and manner determined by the Company in its reasonable good faith discretion. Furthermore, if the Executive engages in any act of embezzlement, fraud or dishonesty involving the Company or its affiliates which results in a financial loss to the Company or its affiliates, the Company shall be entitled to recoup an amount from the Executive commensurate with such financial loss. Section 8. Miscellaneous. 8.1. Indemnification. To the maximum extent provided in the Company's By-Laws and Certificate of Incorporation and the goveming instrument of Parent, the Company and Parent shall indemnify and hold the Executive harmless (including advances of attomeys fees and other litigation expenses, subject to a customary undertaking to refund such amounts to the extent found pursuant to a final nonappealable order not to be subject to indemnification) for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive's performance of duties for the benefit of the Company and Parent, whether or not the claim is asserted during the Employment Period. The Executive shall be covered under any directors' and officers' insurance that the Company or Parent maintains for its directors and other officers in the same manner and on the same basis as the Company's or Parent's (as applies) directors and officers. This Section 8.1 shall survive any termination of the Executive's employment and termination of this Agreement for any reason. 8.2. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this 10

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. 8.3. Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to a successor to substantially all of its assets and may assign this Agreement and any rights and obligations hereunder to Parent or one of its direct or indirect subsidiaries without the Executive's consent (and any such assignment shall not, in and of itself, constitute "Good Reason" under this Agreement). 8.4. Notices. Unless othetwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) e-mail, (iii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iv) reputable commercial overnight delivery service courier, with confirmation of receipt or (v) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below: If to the Company: 100 SE 3rd Avenue, 26th Floor Fort Lauderdale, FL 33394 Attention: Chief Executive Officer Facsimile: (954) 903-5005 E-mail: sfarrell@conveyhs.com with a copy to: Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: David MoHo-Christensen Facsimile: 212-701-6295 E-Mail: david.mollo@davispolk.com II

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 If to the Executive: At his principal office at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company. If by e-mail, to his Company-supplied e-mail address. All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth. 8.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the laws of the State of Florida hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof. 8.6. Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid. 8.7. Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof. 8.8. Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. 8.9. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive's heirs and the personal representatives of the Executive's estate and any successor to all or substantially all of the business and/or assets of the Company. In the event of a change in majority voting control (whether by merger or otherwise and irrespective whether the Company or Parent smvives) of the Company or Parent, in which the Executive's employment terminates upon or within 180 days thereafter, the scope of the "Restricted Enterprise" shall be determined as of immediately prior to such change of voting control event. 8.10. General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement 12

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to "include," "includes" and "including" shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section. 13

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CONVEY HEALTH SOLUTIONS, INC.

By:	/s/ Timothy Fairbanks
Name:Timothy Fairbanks
Title: Chief Financial Officer

CONVEY HEALTH PARENT, INC.

By:	/s/ Timothy Fairbanks
Name: Timothy Fairbanks
Title: Chief Financial Officer

/s/ Arjun Aggarwal
Arjun Aggarwal

[Signature Page to Employment Agreement]

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 Exhibit A YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS. Release I. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of [ ], 2019 (the "Employment Agreement"), by and between Atjun Aggarwal (the "Executive"), Convey Health Solutions, Inc. (the "Company") and Convey Health Parent, Inc. ("Parent") (each of the Executive, the Company and Parent, a "Party" and collectively, the "Parties"), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself or herself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive's employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 ("Title VII"), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act ("ADA"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Age Discrimination in Employment Act ("ADEA''), and any similar or analogous state statute, each as amended from time to time, excepting only: A. rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement; B. the right of the Executive to receive COBRA continuation coverage in accordance with applicable law; C. claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 D. rights to indemnification the Executive has or may have under the Employment Agreement, by-laws, certificate of incorporation or other governing instrument of any member of the Company Affiliated Group or as an insured under any director's and officer's liability insurance policy now or previously in force; E. rights granted to Executive during his employment related to the purchase or grant of equity of any member of the Company Affiliated Group; and F. that nothing in this Release shall prohibit the Executive from reporting possible violations offederallaw or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Depattment of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and respecting which the Executive shall not require the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that the Executive has made such reports or disclosures. 2. The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. 3. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys' fees and expenses. 4. The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive. 5. The Executive acknowledges that he has been given a period of [twenty-one (21)]/[forty-five (45)]1 days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Benefits (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force. 6. The Executive acknowledges and agrees that nothing contained in this Release shall be construed to prohibit him from filing a charge with or participating in any 1 Note to Draft: To be determined by the Company at the time of separation. 2

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that the Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by him or by anyone else on his behalf. The Executive further understands that nothing contained in this Release shall be construed to limit, restrict or in any other way affect his communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity. 7. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release. 8. The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release. 9. The Executive acknowledges that the severance payments and benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company. The Executive further acknowledges that, except as expressly provided hereunder, no further compensation or benefits are owed, or will be provided to him, by the Company or any of its Affiliates. l 0. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable. 11. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Company Released Party's right to enforce any obligations of the Executive under the Employment Agreement that survive the Employment Agreement's termination, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein. 12. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release. 13. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes. 14. This Release shall be binding upon any and all successors and assigns of the Executive and the Company. 3

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 15. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof. [signature page follows} 4

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of _ CONVEY HEALTH SOLUTIONS, INC. By: Name: Title: CONVEY HEALTH PARENT, INC. By: Name: Title: Atjun Aggarwal 5

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 Exhibit B 18 U.S.C. l833(b) provides: (I) IMMUNITY.-An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attomey; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.-An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attomey of the individual and use the trade secret information in the court proceeding, if the individual-(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

DocuSign Envelope ID: FD3A4B78-706F-4793-AA31-38D5EEFD1485 Timothy Fairbanks, as Chief Financial Officer

CONVEY HEALTH SOLUTIONS, INC.

By:	/s/ Timothy Fairbanks
Timothy Fairbanks, as Chief Financial Officer

I aclmowledge receiving a copy of this Invention Assignment Notice:

/s/ Arjun Aggarwal
Arjun Aggarwal

Date: